Exhibit 1

Sub-Item 77C: Submission of matters to a vote of security holders

A special meeting of the stockholders of Chesapeake Investors, Inc. was held on December 21, 2004. At the meeting, the following actions were approved:

(1) Approval of a Plan of Dissolution, Liquidation and Termination of the Company:

For: 3,249,248

Against: None

Abstaining: None

(2) Election of Albert W. Turner, Roy F. Kilby, Warren W. Pearce, Jr., Harry D. Barney, Harry F. Breitbach and Vernon D. Pizzi to Board of Directors of the Company to serve until their successors are elected and qualified.

For: 3,249,326

Withholding: 260

(3) Ratification of the selection by the Board of Directors of Stoy, Malone & Company, P.C. as the Company's independent accountants for the fiscal years ending September 30, 1999 and 2000; Argy, Wiltse & Robinson, P.C. as the Company's independent accountants for each of the fiscal years ending September 30, 2001 and 2002; and Aronson & Company as the Company's independent accountants for each of the fiscal years ending September 30, 2003 and 2004.

For: 3,249,078

Against: 508

Abstaining: None

Sub-Item 77K: Changes in registrant's certifying accountant

Argy, Wiltse & Robinson, P.C. was selected and acted as independent accountants for the Company for the fiscal year ended September 30, 2003 and the Company originally filed its Annual Report for the fiscal year ended September 30, 2003 on November 21, 2003 in reliance on the report of such firm. In connection with the Board of Directors' review and consideration of alternative strategies for the future of the Company, including the plan of liquidation which was ultimately adopted by the shareholders, the Company was advised in fiscal year 2004, that Argy, Wiltse & Robinson, P.C. had not registered as required with the Public Accounting Oversight Board and therefore was not eligible to act as the Company's independent accountants. On October 7, 2004, the Board of Directors approved the engagement of Aronson & Company to re-audit the Company's financial statements for the fiscal year ended September 30, 2003 and also to act as the Company's independent accountants for the fiscal year ending September 30, 2004. There were no disagreements with the former accounts on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the fiscal years ended September 30, 2002 or 2003 or any subsequent interim period.